UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2016

VERACYTE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36156	20-5455398
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

6000 Shoreline Court, Suite 300, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 243-6300
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On November 21, 2016, Veracyte, Inc. (the "Company") announced that Keith Kennedy has been appointed by the Company's Board of Directors to serve as the Company's chief financial officer, effective December 6, 2016.

Mr. Kennedy, age 46, served as president and chief executive officer of MCG Capital Corporation, a commercial finance company, from 2014 to 2015 and previously served as chief financial officer, chief accounting officer and treasurer of MCG Capital from 2012 to 2014. From 2011 to 2012, Mr. Kennedy served as healthcare executive-in-residence at Arlington Capital Partners. From 2002 to 2009, Mr. Kennedy served as a managing director at GE Capital, Inc. From 1999 to 2002, Mr. Kennedy worked as a manager of transaction services at Ernst & Young LLP. Mr. Kennedy served in the U.S. Air Force from 1992 to 1996. Mr. Kennedy received his M.B.A. from the College of William & Mary and a Bachelor of Science with high distinction from Indiana University. Mr. Kennedy is a chartered financial analyst and certified public accountant.

There are no arrangements or understandings between Mr. Kennedy and any other persons pursuant to which he was appointed as chief financial officer. There is no family relationship between Mr. Kennedy and any director, officer, or person nominated or chosen by the Company to become a director or officer of the Company. The Company has not entered into any transactions with Mr. Kennedy that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Exchange Act.

Mr. Kennedy's employment will be on at at-will basis. As the Company’s chief financial officer, Mr. Kennedy will:

•	receive an annual base salary of $400,000 per year;

•
be eligible to participate in the Veracyte 2017 Bonus Program with a target bonus of 50% of eligible annual earnings to be earned based on factors such as the Company’s performance and his individual performance, and subject to the approval of the Company’s Compensation Committee;

•
be granted the option to purchase 100,000 shares of the Company's common stock at a price per share equal to the fair market value of the Company's common stock on the date of the grant, which will be the date of commencement of employment, with vesting beginning on the first anniversary of employment, with 1/36 of the shares vesting each month for the following 36 months;

•	be granted 25,000 restricted share units that will vest on the one-year anniversary of the commencement of employment;

•	be eligible to participate in the Company’s benefits programs, subject to the terms and conditions of each program; and

•	for up to one year from commencement of employment, the Company will reimburse reasonable travel expenses to his state of residence and relocation costs.

Upon employment, Mr. Kennedy will enter into Change of Control and Severance Agreement, which will provide for certain payments and benefits in the event of termination of employment with the Company in connection with a change in control of the Company and will be in the same form as the Company’s change of control and severance agreements with its other executive officers, a description of which is set forth in the Company’s proxy statement on Schedule 14A for its annual meeting of stockholders held on June 17, 2016 under the caption “Executive Compensation—Termination-based Compensation” and is incorporated herein by reference. In accordance with the Company’s customary practice, the Company and Mr. Kennedy will also enter into an Indemnification Agreement, which will require the Company to indemnify him against certain liabilities that may arise in connection with his status or service as an officer. The foregoing description is qualified in its entirety by the full text of the Change of Control and Severance Agreement to be entered into with Mr. Kennedy, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2016 and the form of Indemnification Agreement, which has been filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-191282), as amended, declared effective on October 29, 2013).

A copy of the press release issued by the Company announcing the appointment of Mr. Kennedy is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Veracyte, Inc. dated November 21, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2016

VERACYTE, INC.

	By:	/s/ Julie A. Brooks
	Name:	Julie A. Brooks
	Title:	General Counsel